Exhibit 10.1

MYREXIS, INC.

Separation Agreement

THIS SEPARATION AGREEMENT (the “Agreement”), by and between Myrexis, Inc., a Delaware corporation (the “Company”) and Adrian N. Hobden (the “Executive”) is made as of July 21, 2011.

WHEREAS, the Company recognizes the value of the Executive’s service to the Company;

WHEREAS, the parties hereto have agreed that it is in their respective best interests to allow for the Executive to separate from the Company;

WHEREAS, the Company and the Executive desire to enter into a formal agreement to ensure that such separation proceeds in an organized and efficient fashion;

WHEREAS, this Agreement shall become effective on the eighth (8th) day following the date on which the Executive signs it, provided that the Executive has not rescinded his acceptance prior to such date (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1. Separation of Employment; Resignation from Board. The parties acknowledge and agree that the Executive’s employment with the Company shall be terminated effective July 21, 2011 (the “Separation Date”). The Executive further acknowledges and agrees that, pursuant to the Executive’s separation, the Executive will resign his position as a member of the Company’s Board of Directors as of the Separation Date, by executing the letter of resignation attached as Exhibit A. The parties acknowledge and agree that from and after the Separation Date, the Executive shall have no authority and shall not represent himself as an employee or agent of the Company.

2. Separation Benefit. In exchange for the mutual covenants set forth in this Agreement, the Company shall provide the Executive with the following (together, the “Separation Benefit”):

(a) Lump-Sum Payment. Within thirty (30) days following the Separation Date, the Company shall provide the Executive with a lump sum payment equal to six (6) months of the Executive’s gross monthly base salary as of the Separation Date (i.e., a total of $267,500), less all applicable federal, state, local and other employment-related deductions.

(b) Pro-Rata Bonus Payment. Within thirty (30) days following the Separation Date, the Company shall provide the Executive with a lump-sum payment in the amount of $133,750, less all applicable federal, state, local and other employment-related deductions. Such payment represents one-half of the annual target bonus award opportunity to which the Executive would have been entitled had he remained employed with the Company through the conclusion of the current fiscal year and met all conditions for such annual bonus.

(c) Payment of Company Share of COBRA Premiums. In the event that the Executive chooses to exercise the Executive’s right under COBRA1/ to continue the Executive’s participation in the Company’s health and dental insurance plan and makes all timely and proper elections with respect to same under COBRA, the Company shall pay its normal share of the costs for the same health and dental insurance coverage Executive and Executive’s dependent(s) had as of the Separation Date for a period of six (6) months, to the same extent that such insurance is provided to persons then currently employed by the Company. The Executive’s co-pay, if any, shall be paid by the Executive directly to the Company’s insurer or third party COBRA administrator within seven (7) days of receipt of notice of such payment due or as scheduled under the COBRA notice. Notwithstanding any other provision of this Agreement, this obligation shall cease on the date the Executive becomes eligible to receive health and dental insurance benefits through any other employer, and the Executive agrees to provide the Company with written notice immediately upon becoming eligible for such benefits. The Executive’s acceptance of any payment on the Executive’s behalf or coverage provided hereunder shall be an express representation to the Company that the Executive has no such eligibility under another employer’s group health and dental plan. Executive will be mailed a COBRA packet at Executive’s last known address. Such packet will contain additional information about Executive’s COBRA rights and responsibilities.

(d) Acknowledgement of Amounts Owed. The Executive acknowledges and agrees that the Separation Benefit is not otherwise due or owing to the Executive under any Company employment agreement (oral or written) or policy or practice, and that the Separation Benefit is not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than the parties hereto. The Executive further acknowledges that except for: (i) the Separation Benefit, (ii) the Executive’s final wages and accrued but unused vacation (which shall be paid in accordance with the Company’s regular payroll practices and applicable law), and (iii) the Executive’s equity vesting as described in Section 3 below, the Executive shall not be entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, paid time off, stock, stock options, or any other form of equity, compensation or benefit.

3. Equity. The terms and conditions of the Company’s 2009 Employee, Director and Consultant Equity Incentive Plan (the “Equity Incentive Plan”) and any agreements executed by the Executive pursuant thereto (together, the “Equity Award Agreements”), are incorporated herein by reference and shall survive the signing of this Agreement. Subject to the terms and conditions of the Equity Incentive Plan and the Equity Award Agreements, on the Effective Date, the Company agrees to accelerate the vesting of the stock options and restricted stock units granted to the Executive under the Equity Incentive Plan and the Equity Award Agreements in which the Executive would have otherwise vested had the Executive remained employed with the Company through July 21, 2012. The Executive acknowledges and agrees that following the Effective Date the Executive shall not have any right to vest in any additional stock or stock

1/

“COBRA” is the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Regardless of whether the Executive signs this Agreement, the Executive shall have the right to elect to continue the Executive’s healthcare benefits pursuant to the terms and conditions of COBRA. The Executive’s eligibility for benefits under COBRA, the amount of such benefits, and the terms and conditions of such benefits, shall be determined by COBRA statutory and regulatory guidelines.

options or other equity-based awards under the Equity Incentive Plan, Equity Award Agreements or any other Company stock, stock option plan, or equity-based plan (of whatever name or kind) that the Executive may have participated in or was eligible to participate in during the Executive’s employment. The Executive may exercise any unexercised vested options in accordance with the Equity Incentive Plan and the applicable Equity Award Agreement.

4. Consulting Services. The Executive agrees that, during the three (3) month period following the Effective Date, upon the Company’s request the Executive shall perform the following consulting services on behalf of the Company, as such services may pertain to any matter or event relating to the Executive’s employment or events that occurred during the Executive’s employment, including, without limitation: (a) cooperating in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company (including any claims or actions against its affiliates and its and their officers and employees); (b) being available to meet with the Company regarding matters in which the Executive has been involved (including but not limited to contract matters and audits); (c) preparing for, attending and participating in any legal proceeding (including but not limited to depositions, consultation, discovery, trial, acting as a witness, and providing affidavits); (d) assisting with any audit, inspection, proceeding or other inquiry; (e) transferring the Executive’s work knowledge to the Company (including but not limited to providing a description of the Executive’s job functions and any information required to perform the same, such as contact information, passwords, scheduling requirements, deadlines and the like); and (f) providing the Company with additional information and services required to ensure the harmonious performance of the Company’s business affairs. The Executive further agrees that should he be contacted (directly or indirectly) by any person or entity adverse to the Company, the Executive shall promptly notify the Company pursuant to Section 10(a). The parties acknowledge and agree that the Executive shall not be required to perform more than ten (10) hours of consulting services per week during the 3-month period described above, and that this paragraph shall in no event require that the Executive provide such consulting services at a level that is more than twenty percent (20%) of the average level of the Executive’s services performed for the Company over the 36-month period immediately preceding the Separation Date.

The Executive shall act solely as an independent contractor while performing the above-described consulting services, and nothing herein shall be construed to render the Executive as an employee of the Company while performing such services The Company shall have no right to control or direct the details, manner or means by which the Executive performs such services, and the Executive shall not be an agent of the Company or have authority to bind, represent or speak for the Company for any purpose while performing such services. The Executive shall not be considered an employee for purposes of any Company employment policy or any employment benefit plan, and shall not be entitled to any benefits under any such policy or benefit plan, while performing such services.

5. Confidentiality, Non-Disparagement, and Related Obligations. The Executive expressly acknowledges and agrees to the following:

(a) The Executive shall adhere to the terms of Sections 4-16 of the Executive’s July 1, 2009 Employment Agreement with the Company (such sections referred to herein as the “Surviving Employment Agreement Covenants”), which are expressly incorporated herein and shall survive the signing of this Agreement.

(b) Within twenty (20) days following the Separation Date, the Executive promptly shall return to the Company all Company documents, files and property (and any copies thereof), and the Executive shall otherwise abide by any and all common law and/or statutory obligations relating to protection of the Company’s trade secrets and/or confidential and proprietary information.

(c) The Executive shall not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and the Executive shall not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its officers, directors, employees and consultants).

(d) The Company’s officers and directors shall not disparage the Executive or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Executive. The Company will not release any public statement concerning Executive’s separation from the Company unless the Executive first reviews and has an opportunity to comment on the specific language of the statement.

(e) A breach of subsections (a)-(c) herein by the Executive shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any portion of the Separation Benefit paid to the Executive under this Agreement.

6. The Executive’s Release of Claims.

(a) Release. The Executive hereby agrees and acknowledges that by signing this Agreement and accepting the Separation Benefit, and for other good and valuable consideration provided for in this Agreement, the Executive is waiving and releasing the Executive’s right to assert any form of legal claim against the Company2/ whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date. The Executive’s waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Effective Date.

Without limiting the generality of the foregoing, the Executive specifically waives and releases the Company from any waivable claim arising from or related to the Executive’s employment relationship with the Company up through the Effective Date including, without

2/

For purposes of this section, the “Company” means Myrexis, Inc. and its divisions, affiliates, parents, subsidiaries and related entities, and its and their owners, shareholders, partners, directors, officers, employees, trustees, agents, successors and assigns.

limitation; (i) Claims under any Utah (or any other state) or federal discrimination, fair employment practices, or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date), including but not limited to the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, and any similar Utah or other state or federal statute; (ii) Claims under any other Utah (or any other state) or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment, including but not limited to the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, COBRA, and any similar Utah or other state or federal statute; (iii) Claims under any Utah (or any other state) or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract (including but not limited to Claims arising out of the Executive’s February 1, 2010 Executive Severance and Change in Control Agreement with the Company), promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery; and (iv) any other Claim arising under other state or federal law.

(b) Release Limitations; Participation in Agency Proceedings. Notwithstanding the foregoing, this section does not: (i) release the Company from any obligation expressly set forth in this Agreement; (ii) waive or release any Claims which the Executive may not waive or release by law, including without limitation obligations under workers compensation laws; or (iii) prohibit the Executive from challenging the validity of this release under federal law, from filing a charge or complaint of employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency.

The Executive’s waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to the Executive with respect to any Claim (except those which cannot be released under law), including those raised through a charge with the EEOC. Accordingly, nothing in this section shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that the Executive’s signing of this Agreement constitutes a full release of any individual rights under federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to the Executive under this Agreement in the event the Executive successfully challenges the validity of this release and prevails in any Claim under federal discrimination laws.

(c) Acknowledgement. The Executive acknowledges and agrees that, but for providing the waiver and release in this section, the Executive would not be receiving the economic benefits being provided to the Executive under the terms of this Agreement.

7. ADEA/OWBPA Review and Revocation Period. The Executive and the Company acknowledge that the Executive is over the age of 40 and that the Executive, therefore, has specific rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (the “OWBPA”), which prohibit discrimination on the basis of age. It is the Company’s desire and intent to make certain that the Executive fully understands the provisions and effects of this Agreement, which include a release of claims under the ADEA and OWBPA. To that end, the Executive has been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. In addition, consistent with the provisions of the ADEA and OWBPA, the Company also is providing the Executive with twenty one (21) days in which to consider and accept the terms of this Agreement by signing and returning it to the Company pursuant to Section 10(a) below. Additionally, the Executive may rescind the Executive’s assent to this Agreement if, within seven (7) days after the Executive signs this Agreement, the Executive delivers by hand or sends by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to the Company pursuant to Section 10(a) below. As stated in the acknowledgements above, the Effective Date of this Agreement shall be the eighth (8th) day following the date on which the Executive signs it, provided that the Executive has not rescinded his acceptance prior to such date.

8. Waiver of Employment. The Executive hereby waives and releases forever any right or rights the Executive may have to employment with the Company and any affiliate thereof at any time following the Separation Date.

9. Taxes.

(a) If the Separation Benefit (or any portion thereof) constitutes “non-qualified deferred compensation” subject to Section 409A of the Internal Revenue Code and the rules and regulations thereunder (“Section 409A”), then the following conditions apply to the payment of the Separation Benefit: (i) Any termination of the Executive’s employment triggering payment of the Separation Benefit must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company at the time the Executive’s employment terminates), any portion of the Separation Benefit that constitutes non-qualified deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs; (ii) if the Executive is a “specified employee” (as that term is used in Section 409A and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any Separation Benefit (or portion thereof) that constitutes non-qualified deferred compensation subject to Section 409A shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date the separation from service becomes effective, and (B) the date of the Executive’s death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A. On the earlier of (A) the business day following the six-month anniversary of the date the separation from service becomes effective, and (B) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date as a Separation Benefit under this Agreement; (iii) it is intended that each installment of the Separation Benefit provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A; and (iv) neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) The parties intend this Agreement to be in compliance with Section 409A. Notwithstanding any other provision of this Agreement, in the event of any ambiguity in the terms of this Agreement, such term(s) shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A.

(c) The Executive acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A. The Executive shall be solely liable and shall hold the Company harmless with respect to any such tax treatment or tax consequences.

10. General.

(a) Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to the Executive shall be sent to the last known address in the Company’s records or such other address as the Executive may specify in writing. Notices to the Company shall be sent to Attention: Chair, Board of Directors, Myrexis, Inc., 305 Chipeta Way, Salt Lake City Utah 84108, or to such other Company representative as the Company may specify in writing, with a copy to Jonathan L. Kravetz, Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., One Financial Center, Boston, Massachusetts, 02111.

(b) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(d) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which the Executive is or was principally involved. The Executive may not assign the Executive’s rights and obligations under this Agreement without the prior written consent of the Company.

(e) Governing Law; Jury Waiver. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the state of Utah, without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the state of Utah or of the United States of America for the District of Utah. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED BY A JUDGE ALONE AND EACH OF COMPANY AND EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

(f) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(g) Entire Agreement. This Agreement, together with the other agreements (or sections thereof) specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof (including, but not limited to, the Executive’s February 1, 2010 Executive Severance and Change in Control Agreement with the Company, and any sections of the Executive’s 2009 Employment Agreement with the Company that are not defined herein as Surviving Employment Agreement Covenants). No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(h) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.

If the foregoing correctly sets forth the parties’ understanding, the Executive shall sign, date and return the enclosed copy of this Agreement pursuant to Section 10(a) within twenty one (21) days. If the Company does not receive the Executive’s acceptance on or before this date, the Agreement shall terminate and be of no further force or effect.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ADRIAN N. HOBDEN	MYREXIS, INC.

Adrian N. Hobden	Gerald P. Belle
Printed Name	Printed Name

/s/ Adrian N. Hobden	/s/ Gerald P. Belle
Signature	Signature

July 21, 2011	July 21, 2011
Date	Date

EXHIBIT A

[Letter of Resignation]

July 21, 2011

The Board of Directors of Myrexis, Inc.

305 Chipeta Way

Salt Lake City, Utah 84108

Attention: Gerald P. Belle, Chairman

Re:	Resignation as President, Chief Executive Officer and Director

Gentlemen:

I hereby resign as President, Chief Executive Officer and a member of the Board of Directors of Myrexis, Inc., and any other office I hold, in each case effective as of July 21, 2011.

Sincerely,

Adrian N. Hobden